NEDAK ETHANOL, LLC

FUELS FOR OUR FUTURE

Forward-Looking Statements Safe Harbor

- This presentation and related discussions contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made in good faith by NEDAK and are identified by including terms such as "may," "will," "should," "could," "anticipates," "estimates," "plans," or similar language. We can give no assurance that such forward-looking statements will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. All forward-looking statements are expressly qualified by the risk factors discussed in our filings with the SEC which include, but are not limited to, the risk and nature of our business and the effects of general economic conditions on NEDAK, risks associated with our financing structure and limited working capital, competition in the ethanol industry, commodity market risks, risks associated with negative crush margins, financial market risks, and risks associated with changes to federal policy or regulation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the SEC, including our most recently filed Annual Report on Form 10-K and our Quarterly Report on From 10-Q, as well as our other filings with the SEC, available on the SEC's website located at www.sec.gov.
- All forward-looking statements contained in this presentation and related discussions are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. NEDAK does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of NEDAK unless an update is required by applicable securities laws. These cautionary statements expressly qualify all of these forward-looking statements.


Pro Forma Crush Margin per gallon for Northeast Nebraska Ethanol Plant
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
January-09
March-09
May-09
July-09
September-09
November-09
January-10
March-10
May-10
July-10
September-10
November-10
January-11
March-11
May-11
July-11
September-11
November-11
January-12
March-12
May-12
July-12

NOTE: Represents local spot prices for ethanol and distillers grains less corn and natural gas adjusted to a per gallon basis.

Current NEDAK Crush Margin

(Prices estimated as of June 19, 2012)

Pro Forma Margin Analysis

Per Gallon of Denatured Ethanol Produced

Ethanol (Net, FOB Plant)	$ 1.930
Wet Distillers Grains	0.539
Sales Revenue	2.469
Corn	2.370
Natural Gas	0.055
Chemicals	0.089
Electricity	0.048
Variable Costs Per Gallon	2.562
Net Variable Loss Per Gallon	$(0.093)

Comparison of sales revenue and selected variable expenses only. Does not include syrup sales, denaturant cost, fixed costs such as labor, debt service, general administrative expenses and other miscellaneous costs.

Note: Corn cost based on $6.54 per bushel divided by 2.80 gallons per bushel ethanol yield (denatured); Wet distillers grain revenue based on 44 lb distillers grains produced per bushel priced at $68.60 per ton.